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EXHIBIT 23.03

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of our report dated March 11, 1993 (except with respect to Note N, as to which the date is July 3, 1993) on the consolidated financial statements of Damon Corporation and Subsidiaries as of December 31, 1992 and 1991 and for each of the three years ended December 31, 1992 which are included in Corning's Current Report on Form 8-K filed on August 4, 1993 which is incorporated into this Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.
/s/ Arthur Andersen & Co.
Boston, Massachusetts
July 27, 1994